Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2016, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in the Annual Report of Caesarstone Sdot-Yam Ltd. on Form 20-F for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Caesarstone Sdot-Yam Ltd. on Form S-8 (File No. 33-180313) pertaining to the 2011 Incentive Compensation Plan of Caesarstone Sdot-Yam Ltd. and Form F-3ASR (File No. 333-196335).

/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
March 7, 2016